AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED 30 June 2003

      AIRCRAFT LEASE PORTFOLIO

      SECURITISATION 92-1 LIMITED

      Consolidated Financial Statements for
      the year ended

      30 June 2004, 2003 and 2002 together
      with

      report of independent registered
      public

      accounting firm

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

CONSOLIDATED FINANCIAL STATEMENTS 2004

CONTENTS                                                                  Page

Report of independent registered public accounting firm                      1

Consolidated statements of operations                                        2

Consolidated balance sheets                                                  3

Consolidated statement of cash flows                                         4

Consolidated statements of changes in shareholders' equity                   5

Organisation of group                                                        6

Statement of accounting policies                                             7

Notes to the consolidated financial statements                               9

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and  shareholders of Aircraft Lease  Portfolio  Securitisation
92-1 Limited

We  have  audited  the  accompanying  consolidated  balance  sheets  of  Aircraft  Lease
Portfolio  Securitisation  92-1 Limited (the "Group") as of June 30, 2004 and 2003,  and
the related  consolidated  statements of operations,  changes in  shareholders'  deficit and  cashflows  for each of the years in the three  year  period  ended  June 30,  2004.
These   financial   statements   are   the   responsibility   of  the   directors.   Our
responsibility  is to  express an opinion  on these  financial  statements  based on our audits.

We  conducted  our  audits  in  accordance  with the  Standards  of the  Public  Company
Accounting  Oversight Board (United  States).  Those standards  require that we plan and
perform  the  audit  to  obtain   reasonable   assurance  about  whether  the  financial
statements are free of material  misstatement.  An audit includes  examining,  on a test basis,  evidence  supporting the amounts and  disclosures  in the financial  statements.
An audit  also  includes  assessing  the  accounting  principles  used  and  significant estimates  made by the directors as well as evaluating the overall  financial  statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our  opinion  the  financial  statements  referred  to above  present  fairly  in all material  respects,  the  consolidated  financial  position  of the Group as of June 30,
2004 and 2003, and the results of their  consolidated  operations and cashflows for each of the  years  in the  three  year  period  ended  June 30,  2004,  in  conformity  with generally accepted accounting principles in the United States of America.

The accompanying  financial  statements have been prepared  assuming that the Group will continue  as a  going  concern.  Notes  1 and 4 to  the  financial  statements  set  out certain  matters  that  have had a  significant  adverse  effect on the  ability  of the
Group's  lessees  to make  rent and  other  payments  and  consequently  on the  Group's ability to make  interest  and  principal  payments on its notes on the timely basis and in full. In addition,  Note 1 describes the Required Sales  Provision  under the Deed of
Charge,  which  could  require  the  Group to  dispose  of some or all of its  fleet and accordingly  discontinue or substantially  curtail  operations.  These matters give rise to  substantial  doubt about the Group's  ability to  continue as a going  concern.  The
Directors'  assessment of these  matters is set out in Note 1. The financial  statements
do  not  include  any   adjustments   that  might  result  from  the  outcome  of  those
uncertainties.

KPMG

Chartered Accountants

Dublin

1 October 2004

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Note             Year       Year      Year
                                                      ended      ended     ended
                                                      June 30,   June 30,  June 30,
                                                      2002       2003      2004
                                                      US$'000    US$'000   US$'000

REVENUES
Aircraft leasing                      3,7              32,605    19,758   15,175
Interest income                                           781       728      211
                                                      --------  -------- --------
                                                       33,386    20,486   15,386
                                                      --------  -------- --------
EXPENSES
General and administrative                              3,565     5,867    3,196
  expenses
Interest expense                        8              19,110    18,631   17,213
Depreciation                            2              16,360    11,999   10,798
Impairment in aircraft values           2              20,321    14,378   13,053
Loss on sale of aircraft                                    -     1,152        -
Lessor contributions to                                     -         -      176
  maintenance
Provision for maintenance               5               4,569    (1,684)   6,695
  charges
Bad debt expense                                           77       803      194
Interest on lessee deposits                               149         -        -
                                                      --------  -------- --------
Total expenses                                         64,151    51,146   51,325
                                                      --------  -------- --------
NET LOSS BEFORE INCOME TAXES                          (30,765)  (30,660) (35,939)
Income taxes                           10                 (24)     (225)      (7)
                                                      --------  -------- --------
NET LOSS                                              (30,789)  (30,885) (35,946)
                                                      ========  ======== ========

The  accompanying   notes  are  an  integral  part  of  these   consolidated   financial
statements.

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

CONSOLIDATED BALANCE SHEETS

                                     Note                      June 30,   June 30,
                                                                2003        2004
                                                               US$'000    US$'000

ASSETS
Cash and cash equivalents                                         3,806    2,909
Restricted cash                                                  22,691   21,976
Trade receivables                       9                         2,471    1,786
Aircraft - held for use                 2                       163,316  139,465
                                                               -------- --------
TOTAL ASSETS                                                    192,284  166,136
                                                               ======== ========
LIABILITIES AND SHAREHOLDERS'
DEFICIT
Interest payable                        8                        49,295   63,429
Prepaid and deferred lease                                          208      117
  revenue
Accrued expenses and other                                        4,043   10,909
  liabilities
Income taxes payable                                                247        7
Long-term debt                          4                       282,183  274,319
Maintenance reserves                    5                        17,797   15,519
Security deposits                       6                         2,682    1,953
                                                               -------- --------
TOTAL LIABILITIES                                               356,455  366,253

Share capital, 15,000 shares
authorised at $1 par value, 10
shares issued and outstanding                                         -        -
Retained deficit                                               (164,171)(200,117)
                                                               -------- --------
Shareholders' deficit                                          (164,171)(200,117)
                                                               -------- --------
TOTAL LIABILITIES AND
SHAREHOLDERS' DEFICIT                                           192,284  166,136
                                                               ======== ========

The accompanying notes are an integral part of these consolidated financial statements.

Signed on behalf of the Board:

Director

1 October 2004

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

                                     Note             Year      Year      Year
                                                      ended     ended     ended
                                                      June 30,  June 30,  June 30,
                                                      30, 2002  2003      2004
                                                      US$'000   US$'000   US$'000

NET LOSS FOR THE YEAR                                 (30,789)  (30,885) (35,946)
Adjustments to reconcile net
loss to net cash provided by
operating activities:
  Depreciation                          2              16,360    11,999   10,798
  Impairment in aircraft values         2              20,321    14,378   13,053
  Loss on sale of aircraft                                  -     1,152        -

Changes in:
  Accounts receivable                   9                (492)     (984)     685
  Interest payable                      8               6,779    12,442   14,134
  Accrued expenses, other
  liabilities and income taxes                          4,391    (5,442)   6,626
  payable
  Prepaid and deferred lease                              184      (716)     (91)
  revenue
  Maintenance                           5                (283)   (1,226)  (2,278)
  Security deposits                     6                (332)      224     (729)
                                                      --------  -------- --------
NET CASH PROVIDED BY OPERATING
ACTIVITIES                                              16,139      942    6,252
                                                      --------  -------- --------

NET CASH PROVIDED BY INVESTING
ACTIVITIES
  Proceeds from sale of aircraft                            -    32,474        -
                                                      --------  -------- --------

CASH FLOWS FROM FINANCING
ACTIVITIES
  Repayment on long term debt           4             (16,207)  (37,100)  (7,864)
                                                      --------  -------- --------
NET CASH USED IN FINANCING
ACTIVITIES                                            (16,207)  (37,100)  (7,864)
                                                      --------  -------- --------

NET (DECREASE) IN CASH AND CASH
EQUIVALENTS                                               (68)   (3,684)  (1,612)

CASH AND CASH EQUIVALENTS AT
START OF YEAR                                          30,249    30,181   26,497
                                                      --------  -------- --------
CASH AND CASH EQUIVALENTS AT
END OF YEAR                                            30,181    26,497   24,885
                                                      ========  ======== ========

The accompanying notes are an integral part of these consolidated financial statements.

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                   Share   Retained    Shareholders'
                        Shares         Shares    Capital    Earnings     Deficit
                        Authorised     Issued    US$'000     US$'000     US$'000

 Balance June 30, 2004      15,000         10           -   (102,497)   (102,497)
     Net loss                    -          -           -    (30,789)    (30,789)
                        ----------   --------   ---------   ---------   ---------
 Balance June 30, 2004      15,000         10           -   (133,286)   (133,286)
     Net loss                    -          -           -    (30,885)    (30,885)
                        ----------   --------   ---------   ---------   ---------
 Balance June 30, 2004      15,000         10           -   (164,171)   (164,171)
     Net loss                    -          -           -    (35,946)    (35,946)
                        ----------   --------   ---------   ---------   ---------
 Balance June 30, 2004      15,000         10           -   (200,117)   (200,117)
                        ==========   ========   =========   =========   =========

The accompanying notes are an integral part of the consolidated financial statements.

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

ORGANISATION OF GROUP

Background

Aircraft Lease Portfolio  Securitisation  92-1 Limited (the "Company") was  incorporated in Jersey,  Channel Islands as a private  company on May 13, 1992 and was  re-registered
as  a  public   company  on  June  15,   1992.   The  Company  has  three  wholly  owned
subsidiaries,  Carotene  Limited,  a company  incorporated  in the  Republic of Ireland,
ALPS 92-1 UK Limited,  a company  incorporated  under the laws of England and Wales, and
ALPS 92-1 France SARL, a company  incorporated  under the laws of France on December 15,
2003 (together the "Subsidiaries" and, together with the Company, the "Group").

The Company was formed for the purpose of  acquiring a portfolio  of 14  commercial  jet aircraft  all of  which  were  subject  to  operating  leases.  The  Company  agreed  to purchase  such aircraft from debis  AirFinance  (formerly  known as AerFi Group plc and, prior to that,  GPA Group plc) and received  delivery and legal title from GPA Group plc of the  aircraft  over the four month  period from June 23,  1992 to October  30,  1992.
One aircraft was sold on March 15,  1996,  reducing the fleet size to 13. An  additional aircraft  (the "WFC  Aircraft")  was  purchased  on  November  27,  1996 from  Whirlpool
Financial  Corporation  ("WFC")  and on July 24, 1997 one  aircraft  was sold to WFC and the fleet of aircraft  was  reduced  from 14 to 13. Two  aircraft  were sold in the year ended June 30, 2000  reducing  the fleet size to 11. In the year ended June 30, 2003 two aircraft  were sold on October 1, 2002 and  December 20,  2002,  respectively,  reducing the fleet size to 9. In the year ended June 30,  2004 no  aircraft  were sold,  thus the fleet size has remained at 9.

In June 1996 the  Company  elected to  refinance  the debt raised to finance the initial aircraft  acquisition  in 1992 (the "Prior  Debt")  through  the  issuance of notes (the
"Notes") rather than  remarketing and selling all 13 aircraft during the one-year period prior  to the  originally  scheduled  maturity  of the  Prior  Debt  in June  1997.  The decision  to  refinance  the  Prior  Debt was  primarily  due to  uncertainty  as to the ability of the  Company  to make  payment in full on the Old Class B Notes and Old Class
M Notes under the then current  schedule for sale of the aircraft.  In  connection  with the  refinancing  of the  Prior  Debt,  the Old  Class A Notes and the Old Class M Notes
were  redeemed and the Old Class B Notes were  exchanged for the Class E Notes which are held by WFC. The Company  believed  that the revised  schedule for sale of the Company's then  current  aircraft  portfolio  would  allow it to  realise  better  returns on such aircraft,  because  the  Company  expected  at that  time to sell such  aircraft  over a period of five to seven  years  from June 1996  (compared  to fifteen  months  under the terms of the Prior Debt).

The Class A,  Class B, Class C and Class D Notes  were  issued on June 27,  1996 with an aggregate  face amount of  approximately  US$394  million.  The proceeds  together  with
cash  balances   previously  held  in  reserve  accounts  were  utilized  to  repay  the outstanding  interest on the Prior Debt, the US$367 million of outstanding  principal on the Prior Debt,  the  refinancing  expenses of US$13  million,  the premium  paid to the holders  of  certain  of the  Prior  Debt of US$4  million  and to  create  an  aircraft purchase  reserve  account for the purchase of the WFC  Aircraft.  In addition the super mezzanine  loan of US$78  million  was  repaid by the  Company in  connection  with such refinancing.

Upon  receipt of the  proceeds of the Notes,  the  mortgages  over the  aircraft and the security in respect of the leases and certain  other  property in favour of the previous security  trustee were released and  transferred  to the new security  trustee,  Bankers
Trustee Company Limited (now renamed  Deutsche  Trustee Company  Limited) (the "Security
Trustee"), for the benefit of the holders of the Notes.

The Company is  obligated  to pay  interest on the Notes and a portion of the  principal of the Class A Notes from the cash flows  generated by the Group's  leasing  operations.
Proceeds  from the sale of  aircraft  are  required to be used to pay  principal  of the
Notes in the  priority  set forth in the deed of charge  entered  into by the Company on
June 27, 1996 (the "Deed of Charge").

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

STATEMENT OF ACCOUNTING POLICIES

Basis of preparation

The accounting  policies  followed in the preparation of the  accompanying  consolidated financial  statements  conform with  generally  accepted  accounting  principles  in the
United States.

The  consolidated  financial  statements  are  prepared on the going  concern  basis and under  the  historic  cost  convention  and  are  stated  in US  dollars,  which  is the principal  operating  currency  of the Group and of the  aviation  industry  (see note 1 below).

Basis of consolidation

The  consolidated  financial  statements  include the results of the  Subsidiaries.  All intercompany  profits,  transactions  and account  balances have been  eliminated in the consolidated financial statements.

Revenue recognition

The Group enters into  operating  leases with  aircraft  operators.  Rental  income from operating  leases is  recorded  on a straight  line basis  over the lease  terms.  Lease rentals  received in accordance  with  individual  lease  agreements are a mixture of in advance  and in  arrears.  Some  lease  rentals  are based on "power by the hour"  fixed hourly rates and others on fixed  monthly  rates.  Revenue  from leases with  escalating or scheduled  rental  increases  ("stepped  rentals") is  recognised  on a straight line basis over the lives of those leases.

Maintenance reserves

In most  lease  contracts  the  lessee  has the  obligation  for  maintenance  costs  on airframes  and engines,  and in many lease  contracts the lessee makes a full or partial prepayment,  calculated  at an hourly  rate,  into a fund held by the Group,  from which maintenance  expenditures  for major  checks are  disbursed.  The balance of these funds is included in the provision for  maintenance  except where the Directors  estimate that a surplus exists,  in which case any surplus,  to the extent retainable by the Group, is taken  to  income  as a  reduction  of  expenses.  In  addition,  the  Group  may  incur maintenance  costs on the  re-leasing of the aircraft due to the  requirement to restore the aircraft to an  acceptable  maintenance  condition  prior to leasing.  In some lease contracts,  the Group is required to make a contribution  to the fund if the maintenance expenditure exceeds the amount in the fund.

Taxation

The  Company  has  been  granted   exempt   company   status  by  the  Jersey   taxation
authorities.  It pays an exempt  company  fee of £600 per annum.  Taxation  is  provided on the profits of the Subsidiaries at the current rates.

Aircraft

Aircraft  have  been  divided  into  two  classes:  (i)  Aircraft  held for use and (ii)
Aircraft held for sale at the balance sheet date.

(i)  Aircraft held for use
Aircraft held for use are stated at cost less accumulated  depreciation  less impairment charges.  Cost  comprises  the  net  purchase  price  of the  aircraft  acquired  by the
Company.  The aircraft are  depreciated  on a straight line basis so as to write off the cost of the  assets to a  residual  value of 10% over a period of 25 years from the date of manufacture.  The estimates of useful lives,  depreciation  rates and residual values are reviewed periodically by the Directors of the Company.

Under  the  terms  of  Statement  of  Financial   Accounting   Standards  ("SFAS")  144,
Accounting for the  Impairment of Long-Lived  Assets the Directors of the Company review the  carrying  value  of the  aircraft  against  the sum of the  estimated  undiscounted future net  cashflows  including the  estimated  eventual  sales values of the aircraft.
This review has  determined  that  shortfalls  exist for eight of the  aircraft,  all of which are  classified as held for use,  where their  carrying value was greater than the sum of these undiscounted cashflows.

As a result the Directors  have recorded an impairment  charge for these  aircraft equal to the  difference  between their carrying  value and fair value.  In  determining  fair
value,   the  Directors  use  external   valuations.   For  the  purposes  of  measuring
impairment  losses for  long-lived  assets,  fair value is the average of the "Appraised
Current  Market  Value",  as  calculated  by  three  independent  professional  aircraft appraisers (the "Appraisers").

Aircraft (continued)

(ii) Aircraft held for sale
Aircraft held for sale are those where there were active  discussions  being held at the balance sheet date with specific  identified  buyers and for which a sale is expected to qualify for  recognition  within one year.  In respect of these  aircraft held for sale, the asset is  separately  identified  and included as part of the portfolio at the lower of the  carrying  amount  and its  estimated  net  realizable  value less costs to sell.
Depreciation  is  discontinued  and gains or losses  arising on the  revaluation of such assets are taken to the  provision  for  impairment.  At June 30, 2004 no aircraft  were held for sale.

Cash and cash equivalents

Cash and cash  equivalents  include  demand  deposits  with banks and all highly  liquid investments with an original maturity of 3 months or less.

Restricted cash

Except as noted below,  the  Company's  collection  account is required to be maintained at a balance equal to  US$22,191,000  (the  "Liquidity  Reserve  Amount").  In May 2004,
the  level of the  Liquidity  Reserve  Amount  was  reduced  from  $22,691,000  with the approval of the rating  agencies  which rate the Notes.  Part of the  Liquidity  Reserve
Amount  consists of  maintenance  reserves and security  deposits  received in cash from certain  lessees under the terms of their leases.  The Liquidity  Reserve  Amount may be used to pay for maintenance  performed on aircraft,  certain contingencies in respect of the  aircraft,  repayment  of cash  security  deposits  and  other  Group  expenses  and liabilities,  including,  among other things, interest due on the Class A Notes, Class B
Notes  and  Class  C  Notes  and  costs   incurred  in  removing  any  lien  imposed  by
Eurocontrol,   in   performing   airworthiness   directives   on  the   aircraft  or  in
re-possessing or re-leasing any aircraft,  to the extent that available  collections are not  sufficient  therefor,  in  accordance  with the priority of payments set out in the
Deed of Charge.

The  Company  must  augment  the  Liquidity  Reserve  Amount on a  monthly  basis out of available  collections  to the extent it is used to pay such interest,  costs,  expenses or  liabilities.  In  accordance  with the Deed of Charge  the  Company  may in  certain circumstances  reduce  the  Liquidity  Reserve  Amount.  The  balance  of  funds  in the collection  account  may fall  below the  Liquidity  Reserve  Amount at any time and the
Company may continue to make payments  required on the Class A Notes,  Class B Notes and
Class C Notes  provided  that the balance of funds in the  collection  account  does not fall below the "Maintenance  Reserve Amount"  (currently US$10 million).  As at June 30,
2004, the actual amount of cash held by the Company  representing the Liquidity  Reserve
Amount was $715,000 below the required level of $22,191,000.

Foreign currency

Transactions  in foreign  currencies are translated into US dollars at the exchange rate prevailing as of the date of the  transaction.  Assets and  liabilities  denominated  in foreign  currencies  are translated  into US dollars at the rate of exchange  prevailing at the year end.  Any gain or loss arising  from a change in exchange  rates  subsequent to the  date  of the  transaction  is  included  in the  Statement  of  Operations.  The
Group's foreign  exchange  transactions  are not  significant,  as all revenues and most costs are denominated in US dollars.

Use of estimates

In preparing the financial  statements in conformity with generally accepted  accounting principles,  the Directors are required to make  estimates and  assumptions  that affect the  amounts  of  reported  assets  and  liabilities  as of the  date  of the  financial statements.  The same is true of revenues  and expenses  reported  for the year.  Actual results could differ from those estimates.

The  determination  of the  maintenance  provision  is based on an analysis of the lease portfolio  and reflects an amount which,  in the  Directors'  judgement,  is adequate to provide for all potential costs at the balance sheet date.

Bad debt provision

The Directors  review all  outstanding  debtors and full  provisions  are made for those amounts believed to be unrecoverable.

AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   GOING CONCERN BASIS OF PREPARATION

These  consolidated  financial  statements  have been  prepared  on the  going  concern basis,  which  assumes  that the Group will  continue in  operational  existence  for a reasonable  period  of  time,  up to one  year  beyond  the  date  of  these  financial statements.  This means in  particular  that the profit and loss  account  and  balance sheet assume no intention  or  necessity  to  liquidate  or curtail  significantly  the scale of the Group's operations.

Note 4 below sets out certain  matters  that have had a  significant  adverse  effect on the ability of the Company's  lessees to make rent and other  payments and  consequently on the  Company's  ability to make  interest  and  principal  payments on the Notes on a timely  basis and in full.  This note  describes  the  effect  of these  matters  on the
Company's  payment  obligations,  those  provisions  of the  Deed of  Charge  concerning events of default and the  Required  Sale  Provision  of the Deed of Charge  which could require the Company to dispose of some or all of its fleet and  accordingly  discontinue or  substantially  curtail  operations.  These  matters give rise to  substantial  doubt about the Company's ability to continue as a going concern.

         Payment Obligations

         The  Group  has  faced  strong  competitive  challenges  to keep  its  aircraft on-lease, at satisfactory lease rates.

         These  factors have  negatively  impacted past  cashflows and projected  rental amounts  and sale  proceeds  through  to the final  maturity  date of the Notes
         (June 15, 2006) and consequently  have had a significant  adverse effect on the
         Company's  ability  to make  payments  on the  Notes on a timely  basis  and in full.  Current  projections  indicate that there will not be  sufficient  funds to pay any  further  interest on or repay the  principal  of the Class E Notes, pay any  further  interest  on or repay any  further  principal  of the Class D
         Notes,  repay any further principal of the Class C Notes,  repay some or all of the  outstanding  principal  of the  Class B Notes or pay any  further  step-up interest on the Class A, B, C or D Notes.

         Events of Default

         During  fiscal  year  2004  and to  date,  certain  target  principal  payments scheduled  to be paid to  holders  of the  Class A,  Class C and Class D Notes, certain  interest  payments  due to holders of the Class A, Class B and Class C
         Notes  and all  interest  payments  due to  holders  of the Class D and Class E
         Notes were in  arrears.  The  Company  did not have  sufficient  funds to repay the Class A Notes on their  expected  final  payment date of May 15, 2002 or to repay the Class B,  Class C or Class D Notes on their  expected  final  payment date of July 15,  2002.  Failure to repay in full the  principal of those Notes by such dates or to make  payments  of target  principal  of those Notes on any date prior to their final maturity date due to  insufficient  cash  collections is not an event of  default  under the Deed of Charge.  The  failure to pay any regular  interest  (excluding  default  and  step  up  interest)  owing  to the holders  of the Class D Notes  during  the  fiscal  year  ended  June 30,  2004 constitutes  an event of default  under the Deed of Charge.  The Deed of Charge provides  that,  so long as the  Class A Notes,  Class B Notes or Class C Notes are  outstanding,  the holders of the Class D Notes are not  permitted to serve an  Enforcement  Notice on the Company in respect of an event of default caused by failure to pay Class D Note regular  interest,  however default  interest of
         1% of such unpaid  interest  shall accrue and be owed to holders of the Class D
         Notes in  accordance  with the  priority of  payments  set forth in the Deed of
         Charge.

         Failure  to pay  regular  interest  on the Class A Notes,  should  this  occur, would  also  constitute  an event of default  under the Deed of Charge.  As the
         Class  A Notes  are  the  most  senior  Class  of  Notes  outstanding,  in such circumstances  the Security  Trustee could at its discretion,  and if requested to do so by  holders  representing  25% or  more of the  aggregate  outstanding principal  balance  of the  Class  A  Notes  would  be  required,  to  serve  a
         Protection  Notice  under the Deed of Charge,  which would  enable the Security
         Trustee  to  convert  any  floating  charges  which it holds  over the  Group's assets  into fixed  charges.  An event of default in respect of the  payment of regular  interest on the Class A Notes  would also  entitle the holders of 66 ?
         % or more in aggregate  outstanding  principal  balance of the Class A Notes to serve an Enforcement  Notice on the Company  declaring all unpaid  principal of and  interest  on the Class A Notes to be  immediately  due and  payable.  This would  entitle the  Security  Trustee to,  amongst  other  things,  enforce the
         security  held  for  the  benefit  of  Noteholders   which  would  require  the
         realisation  of the  Group's  assets.  Current  cashflow  projections  indicate that there will be  sufficient  funds to pay  regular  interest on the Class A,
         Class B and Class C Notes,  when due for a  reasonable  period  of time,  up to one year beyond the date of these financial statements.

         These projections are dependent upon, amongst other things, the following :

-    the continuing  performance of the Group's  lessees in accordance with the terms of the existing lease arrangements.

-    actual operating expenses being incurred in-line with projections.

-    the extent to which, as contracted under certain existing lease  arrangements,  the
            Group is required to make  contributions  to lessees  where the  maintenance expenditure  exceeds the amount,  if any,  collected and in the  maintenance reserve fund attributable to each lessee.

         Required Sales of Aircraft

         The Deed of Charge  provides  that,  to the extent the Company has not complied with the Trust Note Sales  Goals (as to which,  see note 2 below),  on or after
         June 27,  2004  and up until  December  26,  2004,  the  Company  is  required, subject to the  pre-emption  rights of the Class D and Class E Noteholders,  to accept  any offers to  purchase  its  aircraft  which  include a proposed  sale price at least equal to the Class C Note Target Price.

         The Deed of Charge  further  provides  that,  to the extent the Company has not complied with the Trust Notes Sales Goals,  on or after  December 27, 2004, the
         Company  will be  required,  subject to the  pre-emption  rights of the Class D and Class E  Noteholders,  to accept any offers to purchase its aircraft  which include a proposed  sale price at least equal to the Class A Note Target  Price
         (the "Required  Sale  Provision").  The Class A Note Target Price,  were all of the  aircraft to be sold at the same time,  is defined in the Deed of Charge to
         be  the  outstanding   principal  balance  of  the  Class  A  Notes  (currently
         US$77.472  million)  plus accrued and unpaid  Class A Note regular  interest at the time of sale and certain then outstanding expenses of the Company.

     The  factors  outlined  above  give rise to  substantial  doubt  about the  Group's ability to continue as a going concern.

     The Directors consider, however, that it is appropriate to prepare the financial statements on a going concern basis at this time, on the basis of the following:

-    current  cashflow  projections  which  indicate,  amongst other things,  that there will be sufficient  funds to pay regular  interest on the Class A, Class B and
         Class C Notes when due for a  reasonable  period of time up to one year beyond the date of these financial statements;
-    the fact that the failure of the Company to pay  principal  of the Notes on any day prior to their final maturity date due to insufficient  cash  collections will not constitute an event of default under the Deed of Charge;
-    the limited  recourse  nature of the Notes means that no amounts will be payable in excess of the  Company's  available  collections,  including  the  proceeds of disposal of its assets;
-    as of the date of these  financial  statements  no offer has been  received for the purchase  of  any of the  Company's  aircraft  which  may  be  required  to be accepted in accordance  with the  provisions  of the Deed of Charge  described above which  require the Company to accept  offers to purchase its aircraft in certain circumstances.

The financial statements do not include any adjustments that would arise in the event that the Group was unable to continue as a going concern.

2.   AIRCRAFT

                                                               June 30,   June 30,
                                                                 2003     2004
                                                               US$'000    US$'000

     COST LESS IMPAIRMENT
     Beginning of year                                          304,406  290,028
     Impairment write-down                                      (14,378) (13,053)
                                                                -------  -------
     End of year                                                290,028  276,975
                                                                -------  -------
     ACCUMULATED DEPRECIATION
     Beginning of year                                          114,713  126,712
     Depreciation expense                                        11,999   10,798
                                                                -------  -------
     End of year                                                126,712  137,510
                                                                -------  -------
     Net carrying value - held for use                          163,316  139,465
                                                                -------  -------
                                                                163,316  139,465
                                                                =======  =======
     Average Appraised Base Value
     at the end of year                                         205,820  176,620
                                                                =======  =======

     Number of aircraft at the end of the year                        9        9
                                                                =======  =======

     The "Appraised  Base Value"  represents the  Appraisers'  opinion of the underlying economic value of an aircraft  assuming an arm's-length,  cash transaction  between willing and knowledgeable  parties,  with a reasonable period of time available for marketing,  assuming,  among  other  things,  sales  of the  aircraft  in an  open, unrestricted  stable  market  environment  with a reasonable  balance of supply and demand,  and assuming the  maintenance  status of each aircraft with regard to such things as  airframe,  engines and  landing  gear to be at its  half-life  condition
     (i.e. its condition at midpoint  between  service  intervals),  adjusted to account for  certain  aspects  of the  actual  maintenance  status  of  each  aircraft,  as provided to the Appraisers.

     As discussed in the Statement of  Accounting  Policies,  the Directors  undertake a review to  determine  whether an  impairment  charge is required in respect of both aircraft  held  for use  and  any  aircraft  held  for  sale.  The  Directors  have determined  that the carrying  value for eight of the  Company's  aircraft,  all of which are  classified as held for use, is greater than the  estimated  undiscounted future  cashflows  in respect of such  aircraft  and have  recorded  an  impairment charge for these  aircraft  equal to the  difference  between their  carrying value and fair value.

     In  applying  SFAS 144 the  Directors  have  determined  that the most  appropriate estimate  of the fair value of the  Company's  aircraft  is the  average  Appraised
     Current  Market Value,  which was in aggregate  US$138,300,000  as at June 30, 2004 for the nine  aircraft.  The  Appraisers'  assessment of Appraised  Current  Market
     Value  reflects  the  underlying  economic  value of aircraft and engines in normal market  conditions.  The  Appraisers  assume that the aircraft are valued for their highest,  best use, that the parties to the  hypothetical  sale are willing,  able, prudent and  knowledgeable,  and under no unusual  pressure for a prompt sale,  and that the transaction  would be negotiated in an open and unrestricted  market on an arm's length basis.

2.   AIRCRAFT (CONTINUED)

     Appraised  Current  Market Values have been  estimated by the  Appraisers  based on value  curves from the last  downturn in the  aircraft  market.  An appraisal is an estimate  of value and  should not be relied  upon as a measure  of  current  sales value.  In the  current  environment,  there is a lack of hard  data  available  on which to base aircraft  valuations  for older aircraft of the type in the Company's portfolio and therefore the appraisal process is more difficult.

     The Directors  believe that current market  conditions (in particular,  the absence of liquidity and of willing  buyers and sellers for the types of aircraft  owned by the  Company) do not  reflect the normal  market  conditions  which the  Appraisers have had to assume.  Consequently,  the sales value that could be achieved  for the aircraft  in the event  that they were  disposed  of in the  current  market may be less than the average  Appraised  Current  Market  Value and  carrying  value as at
     June 30,  2004.  Also,  if the Company is required to sell the  aircraft due to the
     Required  Sale  Provision  the  proceeds  from such sale may be even less than that which could be achieved in the current market.

     The  application of the accounting  policies in the fiscal year ended June 30, 2004 has led to an impairment  charge of US$13.053  million.  Previous charges were made at June  30,  2003,  June  30,  2002 and  June  30,  2001  for  US$14.378  million,
     US$20.321 million and US$30.259 million respectively.

     The  decline in the fair value of the  aircraft is due  primarily  to the ageing of the  aircraft and those market  conditions  (described  in note 4) which have had a negative  effect on  aircraft  values.  These  conditions  have also  resulted in a reduction in lease rates.

     The Deed of Charge sets out the following  "Trust Note Sales Goals" which  required the Company to approve sales of aircraft on an ongoing basis:

                Aircraft to be Sold           Date by which Sales
                (measured by Initial            Goals were to be
               Appraised Value as of               Satisfied
                   June 3, 1996)

                    US$65,000,000                 June 27, 2001

                   US$130,000,000                 June 27, 2002

                   US$200,000,000                 June 27, 2003

                   US$454,950,000                 June 27, 2004

     The Company was in  compliance  with and had exceeded the Trust Note Sales Goals as of June 27, 2001 and was required to sell a further  US$54.33  million (as measured by Initial  Appraised  Value) worth of aircraft to be in compliance  with the Trust
     Note Sales Goals as of June 27, 2002.

     In order to meet the June 2002  Trust  Note  Sales  Goal,  following  an  extensive
     marketing  effort  by  Babcock  &  Brown,   the  Group's  aircraft   servicer  (the
     "Servicer"),  the  Company  had  entered  into  non-binding  agreements  to  sell a
     B737-300  aircraft (MSN 24914 on lease to Malev) and an A320-200  aircraft (MSN 283 on lease  to Air  Canada)  to two  separate  purchasers  by June  27,  2002.  These aircraft were therefore classified as held for sale as at June 30, 2002.

     The  sale of MSN  24914  was  completed  on  October  1,  2002.  Despite  extensive efforts  to  complete  the  sale  of MSN  283,  the  Company  was  informed  by the prospective  purchaser  on November 5, 2002 that it had decided not to proceed with
     the  transaction  for  reasons   outside  the  Company's   control.   MSN  283  was
     subsequently  sold to a different  purchaser  on December  20,  2002.  As a result, the Company  was not in  compliance  with the Trust Note Sales Goals from  November
     5, 2002 to December 20, 2002.

2.   AIRCRAFT (CONTINUED)

     In the  period  from  June  1996 to  date,  the  Company  has  sold  five  aircraft totalling  US$133.19 million  (measured by Initial  Appraised  Value).  The Company needed to sell an  additional  US$66.81  million  (measured  by  Initial  Appraised
     Value)  worth of  aircraft  to comply  with the June 2003 Trust Note Sales Goal and needed to sell all the  aircraft  to comply  with the June 2004 Trust  Notes  Sales
     Goal.  At  the  direction  of the  Company,  the  Servicer  has  periodically  been marketing  each of the  aircraft  for sale in order to meet the ongoing  Trust Note
     Sales Goals in a manner  consistent  with the  requirements  of the Deed of Charge.
     However,  the current  market for sale of older used aircraft such as the Company's aircraft  is  extremely  poor and it is not likely  the  market  for the  Company's aircraft will improve prior to the final maturity date of the Notes.

     The  Company  did not comply  with the Trust Note Sales  Goals for June 27, 2003 or for June 27,  2004 as it was  unable,  given  the then  current  aircraft  industry market  conditions,  to sell  sufficient  aircraft at the sales prices  required by the Company's then current  business  objectives  (the "Business  Objectives")  set out in the Deed of Charge.

     Failure  to  comply   with  the  Trust  Note  Sales   Goals  may,   under   certain
     circumstances,  constitute  an event of  default  under  the Deed of Charge if such failure  continues for 30 days or more after written  notice thereof has been given to  the  Company  or  the  Security  Trustee  by  holders  of at  least  25% of the aggregate  outstanding  principal  balance of the Notes of any class which has been materially  adversely  affected  by  such  failure.  The  Deed  of  Charge  further provides  that  if an  event  of  default  were  to  occur  and be  continuing,  an enforcement  notice  may  only be  served  by 66  2/3%  or  more  of the  aggregate outstanding  principal  balance of the directing  class of the  Noteholders,  which will be Class A so long as any  Class A Notes are  outstanding.  The Deed of Charge further  provides  that the  failure to comply  with the June 2004 Trust Note Sales
     Goal gives the  Noteholders  the right to replace the Servicer at the  direction of
     Noteholders  representing at least 66 2/3% % of the outstanding  principal  balance of the  Class  A,  Class B,  Class C and  Class D Notes.  The Deed of  Charge  also provides  that,  subject  to  the  pre-emption  rights  of  Class  D  and  Class  E
     Noteholders,  to the extent the Trust Note Sales Goals are not complied  with prior to  December  27,  2004,  the  Company  is  required  to accept  any Sale Offer (as defined in the Deed of Charge)  for the sale of an aircraft  if the  proposed  sale price is at least  equal to the Class C Note  Target  Price.  During  the time that the  Company has not been in  compliance  with the Trust  Notes  Sales  Goals,  the
     Company has been unable,  with the  exception of the sale of the A320-200  aircraft in December  2002,  to sell  aircraft at prices at or above the Class C Note Target
     Price.  However,  to the extent the  Company has not  complied  with the Trust Note
     Sales Goals,  on or after December 27, 2004, the Company will be required,  subject to the  pre-emption  rights of the Class D and Class E  Noteholders,  to accept any
     Sale  Offer for the sale of an  aircraft  if the  proposed  sale  price is at least equal to the Class A Note Target Price.

     The market  conditions  described in note 4 have had a significant  adverse  effect on  aircraft  values in general  and are also  expected  to impact on future  sales prices.

3.   OPERATING LEASES

     As at June 30,  2004  eight of the  aircraft  were  leased on  operating  leases to seven lessees and one aircraft was off-lease.
     The following  table shows the scheduled  terminations  by aircraft type and lessee for the leases relating to the aircraft as of June 30, 2004:
                                                                      % of Revenue
                      Manufacturer's                  Month and year    Year ended
     Aircraft type     Serial number     Lessee        of expiration June 30, 2004

     B737-400                  23869         Batavia      March 2007        13.74%
     B737-400                  23870  Travel Service      March 2007        14.94%
     B737-400                  24519          AOG(1)                        11.70%
                                                                   _
     B737-500                  24898  China Southern      March 2006        14.17%
     B757-200                  25054 First Choice(2)         April           7.91%
                                                                2005
     B767-300ER                24952      Air Canada      March 2007        14.61%
     B767-300ER                25000      Air Canada        May 2007        13.26%
     MD83                      49785       Meridiana      March 2006         5.77%
     MD83                      49786       Allegiant    January 2005         3.90%
                                              Air(3)

(1)  This  aircraft  was  formerly  leased to Skynet  with a lease  expiration  of March
           2005.  At the request of Skynet,  the Company  agreed to the early  return of this  aircraft  which  occurred  on May  17,  2004 . On  July  28,  2004  the aircraft was  re-leased to Transaero  Airlines for a five year term ending on
           July 27, 2009.

(2)  First  Choice  has an option to extend the lease to April 30,  2006 if it  provides notice by December 1, 2004 that it will exercise such option.

(3)  Allegiant  Air, by a notice  dated July 28,  2004,  exercised  its option to extend this lease until the next C check for this  aircraft  (estimated  to occur in
           March 2006).

     The following is a schedule of future  minimum  rental  payments  receivable  under operating  leases  as of the  date of  these  financial  statements.  A  number  of leases  operate on a "power by the hour"  basis and,  as such,  future  rentals are dependent  upon  lessee  usage.  Some of these  "power by the hour"  leases have no minimum rentals and are therefore not included in the schedule.

     Year ending June 30,                            US$'000

     2005                                             9,687
     2006                                             8,079
     2007                                             4,440
     2008                                             1,740
                                                     ------
                                                     23,946
                                                     ======

     The above  minimum  lease  rentals  would be reduced to the extent  that any of the aircraft are sold while on lease.

     The leases have  charges  attached to them such that they  represent  security  for the Notes issued by the Company, as described in note 4 below.

4.   LONG TERM DEBT

     The Notes are secured by a first  priority  security  interest  over the  Company's assets,  which  consist  of the  aircraft,  the  leases  and  amounts on deposit in certain accounts.

                                                             Outstanding  Outstanding
                                                   Step up    principal    principal
                      Expected      Interest      interest   balance as   balance as
     Notes         final payment      rate        rate (per  at June 30,  at June 30,
                                   (per annum)     annum)       2003         2004
                       date(1)        (2)                     US$'000       US$'000

     Class A       15 May 2002   LIBOR+0.37%         0.5%       85,618       77,754
     Class B      15 July 2002   LIBOR+0.95%         0.5%       40,064       40,064
     Class C      15 July 2002   LIBOR+1.35%         0.5%       39,560       39,560
     Class D      15 July 2002        12.75%         1.0%       34,023       34,023
     Class E               N/A        10.00%          N/A       82,918       82,918
                                                              --------     --------
                                                               282,183      274,319
                                                              ========     ========

     (1) as  determined at date of issue based on certain  assumptions  made at the time of issue.

     (2)  payable monthly in arrears.

     The  Company  is  obligated  to pay  interest  on the Notes  and a  portion  of the principal  of the  Class  A Notes  from  the  revenue  generated  by the  Company's leasing  operations.  Proceeds  from the sale of aircraft  are  required to be used to pay principal of the Notes in the priority set forth in the Deed of Charge.

     During fiscal year 2004,  certain target  principal  payments  scheduled to be paid to  holders of the Class A, Class C and Class D Notes,  certain  interest  payments due to  holders  of the  Class  A,  Class  B and  Class C  Notes  and all  interest payments  due to holders of the Class D and Class E Notes  were in  arrears.  As at
     June 30,  2004,  these  arrears  consisted  of  US$70.810  million  of Class A Note
     Target  Principal,  US$4.304  million of Class C Note  Target  Principal,  US$5.177 million of Class D Note  Target  Principal,  US$0.942  million of Class A Note step up interest,  US$0.407  million of Class B Note step up interest,  US$0.390 million of  Class  C Note  step up  interest,  US$7.130  million  of  Class D Note  regular interest,  US$0.665  million of Class D Note step up interest,  US$1.042 million of
     Class D Note  default  interest  and  US$52.705  million of Class E Note  interest.
     The failure to pay any regular  interest  (excluding  default and step up interest)
     owing to the  holders of the Class D Notes  during  the fiscal  year ended June 30,
     2004 constitutes an event of default under the Deed of Charge.

     The Deed of Charge  provides  that, so long as the Class A Notes,  Class B Notes or
     Class C Notes are  outstanding,  the holders of the Class D Notes are not permitted to serve an  Enforcement  Notice on the  Company  in respect of an event of default caused by failure to pay Class D Note regular  interest,  however default  interest of 1% of such unpaid  interest  shall  accrue and be owed to holders of the Class D
     Notes in accordance with the priority of payments set forth in the Deed of Charge.

     The  Company  did not have  sufficient  funds to repay  the  Class A Notes on their expected  final payment date of May 15, 2002 and did not have  sufficient  funds to repay the Class B, Class C or Class D Notes on their  expected  final  payment date of July 15,  2002.  Failure to repay in full the  principal  of those Notes by such dates due to  insufficient  cash  collections  is not an event of default,  however the Deed of Charge  requires  that,  to the  extent the  Company  does not repay in
     full  the  principal  of  those  Notes  by  such  dates,   the  Company  pay  these
     Noteholders  additional  step-up  interest  as per the  rates  stated  in the above table for each  month  until the  earlier of the date such Notes are repaid in full and their final  maturity date of June 15, 2006.  These  additional  interest costs will  be  paid  only  to  the  extent  that  there  are  available  collections  in accordance  with  the  priority  of  payments  set out in the Deed of  Charge.  The
     Company  paid some step up  interest  in fiscal  year 2002 but the  Company has not been  able to pay any step up  interest  in  fiscal  years  2003 or  2004,  and its current  projections  indicate  that it will not have  sufficient  funds to pay any further  step up  interest  during  fiscal  year  2005  or  beyond.  The  Company's current  projections  also indicate that it will not have  sufficient  funds to pay any further Class D Note or Class E Note interest.

4.   LONG TERM DEBT (CONTINUED)

     The  pre-existing  slowdown in the global  economy and its  negative  effect on the commercial  aviation  industry  was  exacerbated  by  the  economic  and  political fallout from the  terrorist  attacks in the United  States on  September  11, 2001, the  military  action of the U.S. and its allies in  Afghanistan,  the war in Iraq, ongoing terrorist attacks in various parts of the world and the outbreak of SARS.

     The impact of these  events has been seen in many  airlines  cutting  their  flight schedules  with many  taking  the  opportunity  to retire  aircraft  from  service.
     During  this  period,  many  carriers  chose to postpone  delivery of new  aircraft purchases on which they had made firm  commitments  and canceled orders for many on which they had  options.  In recent  years,  a number of  initially  small low cost airlines have emerged with radically  reduced  fares,  and the attempt by the older traditional  "legacy"  carriers to compete by matching  the fares of these low cost
     airlines  has   contributed   to  many  of  these  larger   airlines   experiencing
     significant  financial  losses due to their  inability to  adequately  reduce their greater  costs of  operation.  A number  of these  larger  airlines  have  recently emerged  from,  filed for or are  indicating  that  they are  close to  filing  for
     bankruptcy.   Air  Canada,  the  Company's  largest  lessee,  as  measured  by  the
     Company's  annual  lease  revenue  and the ninth  largest  airline  in the world as measured  by fleet  size,  filed for  bankruptcy  in April 2003 and  [emerged  from bankruptcy in September  2004].  United Airlines and U.S.  Airways,  the second and sixth largest airlines in the world,  respectively,  as measured by fleet size, are currently  subject  to Chapter  11  bankruptcy  protection  (U.S.  Airways  for the second  time in two  years).  Delta  Airlines,  the third  largest  airline  in the world as measured by fleet size, is indicating  that absent  significant  financial concessions  from its employees it will be forced to declare  bankruptcy.  Although many of these  bankruptcies and threatened  bankruptcies of the largest airlines in the world are  essentially  restructurings  to reduce the airline's  cost base they do often result in fleet  reductions  and in some cases have the  potential to lead to  liquidations.  When  these  large  airlines  reduce  the size of their  fleets, supply of used aircraft in the market  increases and  negatively  affects the lease rates and sale  proceeds the Company can obtain for its aircraft.  Further,  if any of these  airlines or any other large  airlines were to liquidate,  the addition of their  aircraft  portfolios  into the  marketplace  would likely cause  significant volatility  to lease rates and sale prices for used  aircraft.  In addition,  other airlines,  including certain of the Company's  lessees,  have suffered large losses or  face  severe  financial  difficulties.  Indeed,  Skynet,  one of the  Company's lessees  from  January  2003 to May 2004,  has ceased  operations  and returned the aircraft  the  Company  had  leased  to them  ten  months  prior  to the  scheduled expiration  of  their  lease.  Significant  increases  in the  cost of fuel in 2004 have further strained the financial viability of many airlines.

     The  depressed  aircraft  market that has existed for the last four years has meant it has not been  possible  for the Company to sell  aircraft  at prices  consistent with the  Business  Objectives  set out in the Deed of  Charge.  Lease  rates  have also been  suffering  from the increase since  September  2001 in  availability  of aircraft  and this  reduction  in  aircraft  values.  Although  in the past  twelve months  the  number  of used  aircraft  available  for  lease and sale has begun to decrease  and  lease  rates  have now begun to  increase,  the  resulting  positive impact  has  been  less  significant  for  older  aircraft  such  as  those  in the
     Company's  portfolio.  Further,  the  potential  for  volatility  as  a  result  of airline  restructurings  or  liquidation,  or the  occurrence of other world events remains.  The Company has  experienced  a  significant  decline in lease rates upon re-leasing  or  extensions  of leases as compared to lease rates prior to September
     2001 and the Company has  received  requests  from certain  lessees to  restructure their leases.  Although the  situation is now  improving,  the  Company's  business has been adversely  affected by these negative  developments in the industry during this  period,  particularly  in respect of new  aircraft  leases and the  increased negotiating  power  by  lessees  to,  among  other  things,  require  that  certain aircraft  maintenance,  modification  and  overhaul  expenses  and the  expenses of complying  with  airworthiness  directives  be paid by the Company.  As a result of the loss of investor  appetite and the  difficulty  in obtaining  financing for the purchase of the types of older aircraft in the Company's  portfolio,  there are few
     potential   buyers  of  these  aircraft  on  operating  lease,  and  the  resulting illiquidity  in the market  has caused  sale  prices of these  aircraft  to further decline.  There  have  been few sale  transactions  of older  aircraft  such as the aircraft  in the  Company's  portfolio  that we are  aware  of in the  past  twelve months and the  difficulty in selling these types of older  aircraft in the current market has had an adverse effect on sales prices generally.

     These factors have negatively  impacted  projected rental amounts and sale proceeds through to the final  maturity  date of the Notes (June 15, 2006) and  consequently have had a significant  adverse  effect on the  Company's  ability to make payments on the  Notes on a timely  basis and in full.  Current  projections  indicate  that there will not be  sufficient  funds to pay any  further  interest  on or repay the principal  of the Class E Notes,  pay any further  interest on or repay any further principal of the Class D Notes,  repay any further  principal of the Class C Notes, repay some or all of the  outstanding  principal  of the Class B Notes,  or pay any further step-up interest on the Class A, B, C or D Notes.

     Upon the final  maturity date of the Notes (June 15, 2006) the cash  available will be applied to pay principal and interest on the Notes in the following order:

     1.   Classes A, B, and C regular interest

     2.   Class A principal

     3.   Class B principal

     4.   Class C principal

     5.   Class D regular interest

     6.   Class D principal

     7.   Classes A, B, C and D step up interest and default interest

     8.   Class E interest

     9.   Class E principal

     The  Class  E  Notes  will  not,  except  in  certain  circumstances,  receive  any principal  payments until the outstanding  principal  amount of each of the Class A
     Notes,  Class B Notes,  Class C Notes and the Class D Notes is  reduced to zero and all interest due on these Notes is paid in full.

     The  failure  of the  Company  to pay  principal  of the  Notes on any day prior to
     their  final  maturity  date  due  to  insufficient   cash   collections  will  not
     constitute  an event of default  under the Deed of  Charge.  The  limited  recourse nature  of the  Notes  means  that no  amounts  will be  payable  in  excess of the available collections.

5.   MAINTENANCE RESERVES

                                             June 30,      June 30,    June 30,
                                              2002          2003        2004
                                              US$'000      US$'000     US$'000

     Opening balance                           19,306       19,023      17,797
     Received during year                       6,574        2,774       4,233
     Claims by lessees                        (11,426)      (2,316)    (13,206)
     Provision for maintenance                  4,569       (1,684)      6,695
      in year
                                              -------      -------     -------
     Closing balance                           19,023       17,797      15,519
                                              -------      -------     -------
     Due within one year                        5,388        5,622       4,455
     Due after one year                        13,635       12,175      11,064
                                              -------      -------     -------
                                               19,023       17,797      15,519
                                              =======      =======     =======

     As at June  30,  2004  all of the  lessees  of the  eight  aircraft  on  lease  are responsible  under the terms of their  leases to maintain  the aircraft and five of the lessees provide  security for such  obligations  through regular  contributions to  maintenance  reserves  held by the  Group.  In  addition,  the  Group may incur maintenance  costs on the  re-leasing  of the  aircraft due to the  requirement  to restore the aircraft to an acceptable  maintenance  condition prior to leasing.  In addition,  in some lease  contracts,  the Group is required to make a  contribution where the maintenance expenditure exceeds the amount in the fund.

     Inherent   uncertainties   make  it  difficult  to  determine  whether  the  future
     obligations  of the Group to meet  future  maintenance  payments  can be met out of the proceeds of future maintenance receipts.

     Whilst any surplus in maintenance  funds at the  termination of a lease  previously generally  accrued to the Group,  due to current  economic  factors in the  airline industry,  lessees  have been  exerting  pressure on lessors to transfer any excess maintenance  funds  upon the  re-leasing  of an  aircraft.  In  order  to  re-lease aircraft,  the Group is  granting  maintenance  credits as part of the terms of the new leases and  expects to continue  to grant such  credits on new  leases.  Lessor contributions  to maintenance  costs resulted in a provision of US$6,695,000  being charged  as an  expense  in the year  ended  June 30,  2004  (2003 - a  release  of
     US$1,684,000).

6.   SECURITY DEPOSITS

     Security  deposits of  US$1,953,000  at June 30, 2004 and of  US$2,682,000  at June
     30, 2003 are held as  security  for  obligations  in  accordance  with the terms of certain  leases.  The  deposits  are  held as  cash  and are  included  within  the restricted cash balance.

7.   REVENUES AND CONCENTRATION OF CREDIT RISK

i)   Distribution of leasing revenues by geographic area

                                                 For the     For the     For the
                                                    year        year        year
                                                   ended       ended       ended
                                                June 30,    June 30,    June 30,
                                                    2002        2003        2004
                                                 US$'000     US$'000     US$'000

     Europe                                       15,198       6,973       6,118
     Americas                                     10,022       6,341       4,822
     Asia/Pacific                                  7,385       6,444       4,235
                                                 -------     -------     -------
                                                  32,605      19,758      15,175
                                                 =======     =======     =======

     ii)    Concentration of credit risk

     Credit risk with respect to trade  accounts  receivable  is  generally  diversified due to the Group's fleet of aircraft  being  comprised of nine  aircraft,  eight of which were on lease to seven lessees in seven countries as at June 30, 2004.

     The  Group  manages  its  exposure  to  leases  with  lessees  based in  particular countries  through  obtaining  security in the form of deposits,  letters of credit and guarantees.

     The Group  continually  evaluates the financial  position of lessees and,  based on this  evaluation,  the amounts  outstanding  and the available  security,  makes an appropriate provision for doubtful debts.

     Four lessees accounted for 27.87%,  14.94%,  14.17% and 11.70%  respectively of the
     Group's  aggregate  lease  revenues  for the year  ended  June 30,  2004.  No other lessee  accounted  for more than 10% of the Group's  aggregate  lease  revenues for such period.

8.    INTEREST EXPENSE

                                                       Statement of Operations
                                                    For the    For the    For the
                                                       year       year       year
                                                      ended      ended      ended
                                                   June 30,   June 30,   June 30,
                                                       2002       2003       2004
                    Accrual               Accrual
                   June 30,       Paid   June 30,
                       2003    US$'000       2004   US$'000    US$'000    US$'000
                    US$'000               US$'000

     New notes
     Class A            599     (1,238)      1,011   (3,438)    (2,429)    (1,650)
     Class B            246       (845)        452   (1,567)    (1,306)    (1,051)
     Class C            237       (996)        441   (1,539)    (1,376)    (1,200)
     Class D          3,454          -       8,474   (4,619)    (4,829)    (5,020)
                     ------     ------      ------   ------     ------     ------
                      4,536     (3,079)     10,378  (11,163)    (9,940)    (8,921)

     Class E         44,759          -      53,051   (7,947)    (8,691)    (8,292)
                     ------     ------      ------   ------     ------     ------
     Total           49,295     (3,079)     63,429  (19,110)   (18,631)   (17,213)
                     ======     ======      ======   ======     ======     ======

9.   TRADE RECEIVABLES

                                                     June 30,  June 30,    June 30,
                                                         2002      2003        2004
                                                      US$'000   US$'000     US$'000

     Gross receivables                                  1,487     3,273       1,786
     Allowance for bad debts                                -      (802)          -
                                                      -------   -------     -------
     Net receivables                                    1,487     2,471       1,786
                                                      =======   =======     =======

10.  INCOME TAXES

     The  Company  pays an annual  charge  (currently  £600) to  qualify as a tax exempt company  under  Jersey law.  This fee is  included in the profit and loss  accounts as it is not  dependent on the Company's  results.  ALPS 92-1 UK Limited is subject to UK taxation on its profits at the applicable  rate,  Carotene Limited is subject to Irish taxation on its profits at the  applicable  rate and ALPS 92-1 France SARL is subject  to French  taxation  on its  profits at the  applicable  rate.  Taxable
     income  is the same as book  income  for all of  these  entities.   All of the  tax
     losses were incurred in the ultimate parent  company,  a Jersey tax exempt company, and  accordingly  no deferred tax assets were  recorded.  Net operating  loss carry forwards at June 30, 2004 were zero.

                                                     June 30,  June 30,    June 30,
                                                         2002      2003        2004
                                                      US$'000   US$'000     US$'000

     Corporation tax                                       24        11           7
     Foreign withholding tax (i)                            -       214           -
                                                      -------   -------     -------
                                                           24       225           7
                                                      =======   =======     =======

     i)  Provision  has been made in the year ended  June 30,  2003 in respect of unpaid
     United States  withholding taxes relating to the investment of certain  collections by the Cash Manager. The foreign withholding tax charge above  as at  June 30, 2003 represents the Directors' current best estimate of these liabilities.

11.  COMMITMENTS

     The Group has no long-term  contracts  other than those with its service  providers as at June 30, 2004.

     The annual  commitment to Babcock & Brown,  the Servicer,  is US$454,800 plus 1% of the basic rent amount received and 1% of the basic rent amount due.

     The annual  commitment to Deutsche Bank Trust Company  Americas  (formerly  Bankers
     Trust Company), the Cash Manager, is US$17,000.

     The annual  commitment  to Mourant & Co.  Limited,  the  Administrative  Agent,  is
     based on the number of hours worked by each  employee of the  Administrative  Agent on the affairs of the Company multiplied by the hourly rate of each such employee.

     The  holders of the  shares in the  Company  are  entitled  to  receive  out of the distributable  profits of the Company a fixed cumulative  preferential  dividend at a rate of US$1,500  per annum.  As the Company did not have  distributable  profits as  at  June  30,  2004,  it  did  not  pay a  dividend.  Total  unpaid  cumulative preferential dividends as at June 30, 2004 were US$10,500.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values and fair values of the  Company's  financial  assets and  financial liabilities as at June 30, 2004 are set out below:

                                                                      Estimated
                                                      Book Value     Fair Value
                                                   June 30, 2004  June 30, 2004
     Financial Assets                                  US$'000        US$'000
          Cash                                           2,909          2,909
          Restricted Cash                               21,976         21,976
                                                      --------        -------
          Total                                         24,885         24,885
                                                      ========        =======

     Financial Liabilities
       Indebtedness
          Class A                                       77,754         62,203
          Class B                                       40,064         20,032
          Class C                                       39,560          1,978
          Class D                                       34,023              0
          Class E                                       82,918              -
                                                      --------        -------
                                                       274,319         84,213
                                                      --------        -------
       Other
          Aircraft Maintenance
          reserves due after one year                   11,064         11,064
          Security deposits due after one year           1,953          1,953
                                                      --------        -------
                                                        13,017         13,017
                                                      --------        -------
          Total                                        287,336         97,230
                                                      ========        =======

     Although  the  estimated  fair  values of the Class A to D Notes  outstanding  have been  determined  by  reference  to  prices  as at June  30,  2004  provided  by an independent  third party,  these fair values do not necessarily  reflect the market value of  these  Notes  at a  specific  time and  should  not be  relied  upon as a measure of the value that could be realized by a noteholder upon sale.

     The  Directors  have  considered  the fair  value of the  Class E Notes at June 30,
     2004  and,  due  to the  current  uncertainty  in the  aviation  industry  and  the particular  characteristics  of these Notes,  do not believe it to be  appropriate, or  possible,  to  estimate  with any  degree of  certainty,  a fair value of these
     Notes in the current economic climate.

     The fair value of aircraft  maintenance  reserves and security deposits,  which are subject to floating rates, where applicable, is their par value.

13.  RELATED PARTY TRANSACTIONS

     a)     Babcock & Brown Limited

     Babcock & Brown  acts as  Servicer  to the  Group.  In  addition  to  managing  the
     Group's  aircraft,  Babcock & Brown  also  manages  aircraft  owned by other  third parties.  Babcock  & Brown  may from time to time have  conflicts  of  interest  in performing  its  obligations  to the Group and other  entities to which it provides management, marketing and other services.

     Babcock & Brown  receives an annual fee as Servicer  which  amounted to  US$828,945 for the year ended June 30, 2004 (2003: US$1,323,686, 2002: US$1,180,714).

13.  RELATED PARTY TRANSACTIONS (CONTINUED)

     b)     Brian Chamness

     Mr B.  Chamness,  a director of the  Company,  was  formerly an officer of WFC, the holder of the Class E Notes.  He now acts as a consultant to WFC.

     c)     Mr G. Adrian Robinson

     The Group leases  aircraft MSN 25054 to First Choice  Airways  (formerly Air 2000).
     Mr G. Adrian Robinson,  a director of the Company,  provides consulting services to
     First Choice Airways from time to time.

d)   Mourant & Co. Limited

     Mourant  & Co.  Limited  acts  as  Administrative  Agent  to the  Company  and  its subsidiary,  Mourant  & Co.  Secretaries  Limited,  acts  as the  secretary  of the
     Company.  Mourant  &  Co.  Limited  and  Mourant  &  Co.  Secretaries  Limited  are
     affiliated  with  Mourant  du Feu & Jeune,  the law firm that acts as Jersey  legal counsel to the Group.

14.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     i)     Income tax

     The Group  made  income  tax  payments  of  $18,152  during the year ended June 30,
     2004,  $1,528  during the year ended June 30, 2003 and $3,631 during the year ended
     June 30, 2002.

     ii)    Interest paid

     The Company made net  interest  payments of  $3,076,100  during the year ended June
     30, 2004,  $6,189,513  during the year ended June 30, 2003 and  $12,331,000  during the year ended June 30, 2002.

15.  SUBSEQUENT EVENTS

i)   The interest and  principal  arrears of the Company have  increased  subsequent  to the year end. At September  15,  2004,  the unpaid  amounts  consisted of US$77.472 million  of  Class  A Note  Target  Principal,  US$1.042  million  of  Class A Note step-up  interest,  US$0.458  million of Class B Note  step-up  interest,  US$4.304 million  of  Class  C Note  Target  Principal,  US$0.441  million  of  Class C Note step-up  interest,  US$5.177  million of Class D Note  Target  Principal,  US$8.215 million  of  Class  D Note  regular  interest,  US$1.127  million  of  Class D Note default  interest,  US$0.750 million of Class D Note step-up interest and US$54.779 million of Class E Note interest.

ii)  The  deficit  in the actual  amount of cash held by the  Company  representing  the
     Liquidity  Reserve  Amount as compared to the required  level of cash has increased subsequent  to the year end.  At  September  30,  2004,  the actual  amount of cash held was US$857,000 below such required level.